Exhibit 99.1

CERTIFICATE OF AMENDMENT

TO AMENDED AND RESTATED CODE OF REGULATIONS

Effective October 24, 2012, Sparton Corporation, an Ohio corporation (the “Corporation”), organized and existing under and by virtue of the Ohio Revised Code, does hereby certify that the Board of Directors of the Corporation adopted resolutions pursuant to the Ohio Revised Code approving and adopting the following amendment to the Amended and Restated Code of Regulations of the Corporation:

Article IV, Section 3 is hereby deleted and replaced with the following:

“Insurance. The Company shall purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer, or employee of the Company and may purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was an agent of the Company, or any person who is or was serving at the request of the Company as a director, officer, trustee, employee, member, manager or agent of another Company, joint venture, partnership, trust or other enterprise, against any liability asserted against such person or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under Ohio law.

IN WITNESS WHEREOF, this Certificate is effective as of the 24th day of October, 2012.

SPARTON CORPORATION

By:	/s/ Cary B. Wood
Cary B. Wood
Title:	President and Chief Executive Officer